EXHIBIT 99.1

Dan Gardner Joins S&W as Vice President of Breeding and Genetics

Mr. Gardner, an industry leading veteran joins from Dairyland Seed Co., a Dow AgroSciences subsidiary

For Immediate Release
Company Contact: Matt Szot, Chief Financial Officer S&W Seed Company Phone: 559-884-2535 www.swseedco.com	Investor Contact: Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC Phone: 602-889-9700 sanw@lythampartners.com www.lythampartners.com

FIVE POINTS, California - October 15, 2012 - S&W Seed Company (Nasdaq: SANW) today announced that Dan Gardner has joined S&W as Vice President of Seed Breeding and Genetics. Mr. Gardner joins S&W from a leadership position in breeding and international sales at Dairyland Seed Co., a Dow AgroSciences subsidiary, where he served for 18 years. Mr. Gardner, a UC Davis educated scientist and seedsman, is well known and respected in the alfalfa seed industry.

"It's no coincidence that Dan is joining our senior management so soon after the acquisition of Imperial Valley Seeds," said Mark Grewal, chief executive officer of S&W Seed Company. "The leadership at S&W and IVS has long known Dan as a world class seed breeder. To say we are 'charged up' that Dan is joining us now -- after our acquisition of Imperial Valley Seeds -- would be a real understatement. It's perfect timing for him to come on board."

Dan Gardner's most recent position was as International Distribution Manager for the Dairyland Seed Co., a subsidiary of Dow AgroSciences. In that capacity, Mr. Gardner was tasked with increasing sales of Dairyland Seed's non-dormant alfalfa varieties in California, Saudi Arabia, Morocco, South Africa, Mexico, Argentina, and France. At the same time, Mr. Gardner was the Alfalfa Breeding Leader and Field Station Leader for a multiple location team of breeders with testing locations in both North and South America. During his years as an alfalfa seed breeder, Mr. Gardner was responsible for Dairyland releasing 12 certified non-dormant and semi-dormant varieties plus the first "four" semi-dormant hybrids and the only non-dormant hybrid alfalfa in the world. Mr. Gardner graduated from UC Davis in 1989 with a BS degree in Genetics and from the UC Davis Plant Breeding Academy in 2008. Mr. Gardner currently serves on the board of the California Seed Association.

S&W anticipates that Mr. Gardner will be intimately involved with the design and implementation of the company's plant breeding activities. S&W recently announced the expansion into the biotech segment through its intellectual property licensing and breeding agreements with Monsanto and Forage Genetics, Inc. (FGI). S&W has previously announced the expansion of its alfalfa seed breeding program to include dormant varieties. In addition, S&W is seeking to expand the stevia breeding program which it launched in 2009.

Dan Gardner, S&W's new Vice President of Breeding and Genetics, commented, "I look forward to continuing the S&W tradition of providing growers with the highest yielding alfalfa varieties, both in terms of seed yield and forage yield. My experience has prepared me to take existing S&W germplasm to the next level of yield performance, as well as broadening the range of S&W varieties to meet the expanding geography of S&W customers."

About S&W Seed Company
Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W Seed also offers seed cleaning and processing at its 40-acre facility in Five Points, California and, in 2011, began the commercial launch of its California-based stevia business in response to the growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's 10-K for the fiscal year ended June 30, 2012, and other filings made by the Company with the Securities and Exchange Commission.Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W Seed also offers seed cleaning and processing at its 40-acre facility in Five Points, California and, in 2011, began the commercial launch of its California-based stevia business in response to the growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.